  Exhibit 99.1

Zoom Telephonics Reports Sales of $10.3 Million for Q2 2020 and Shares Long Term Plan Expanding Two Major Categories

Company to Host Conference Call on Wednesday, August 12, 2020 – 10:00 a.m. ET

Boston, MA, August 11, 2020 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading creator of cable modems and other Internet access products, reported financial results for its 2020 second quarter ended June 30, 2020.

Second Quarter 2020 Financial Highlights

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Net sales were $10.3 million, up 26% year over year
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Gross profit was $2.1 million, down 23% year over year.
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Gross profit margin was 21%, down from 34% in prior second quarter.

Second Quarter 2020 Business Overview

We've seen record demand as customers focus on optimizing home networks on the already popular gateway products, which are available through online shopping and brick and mortar platforms such as Amazon, BestBuy, Target and now on Shop.MotoManage.com.

Jeremy Hitchcock, Zoom’s Executive Chairperson, comments on the quarter. “We are working to capture the growing market of home connected, WiFi, cyber security, and IoT products. Over the next few quarters, you will see our long-term plan unfold. We are launching in two major categories with Whole Home WiFi and our software platform MotoManage. Not only will we have a better relationship with our customers, but we will also be able to deliver software services sold as recurring revenue”.

Mr. Hitchcock continued, “With our expanded manufacturing footprint and the upcoming launch of the new products, we are now positioned to double manufacturing capacity. While this has created a short-term increase in expense, we feel that the continuity of supply for our customers has set us apart from other producers.”

2020 Second Quarter Financial Review

The Company reported an increase in net sales of 25.9% to $10.3 million for the second quarter ended June 30, 2020, up from $8.2 million for the second quarter ended June 30, 2019. This growth was driven by increases across all product lines (cable modems, routers, and other communications products).

Gross profit was $2.1 million or 20.7% of net sales for the second quarter of 2020, as compared to $2.8 million or 33.9% of net sales for the second quarter of 2019. Tariff expense related to imports from China declined by $0.5 million between Q1 2020 and Q2 2020, to $1.0 million. The impact of tariff expense in Q2 2020 reduced gross margin by 10.1% of net revenues. The transition from China to Vietnam of the company’s primary manufacturing was substantially complete by June 30, 2020. During this factory transition and while recovering from the COVID-related supply chain shock, the company temporarily shifted from the use of primarily ocean freight during prior quarters to the use of primarily air freight during Q2 2020 to keep up with demand and replenish supply. This resulted in an additional $0.9 million in freight expense incurred during the second quarter.

Operating expenses were $3.6 million or 35.5% of net sales for the second quarter of 2020, compared to $3.5 million or 43.5% of net sales for the same period in 2019. Selling and Marketing expenses decreased by approximately $270 thousand to $2.3 million in Q2 2020 due to decreases in advertising and retailer-focused marketing expenses, partially offset by increases in Motorola trademark royalty costs. General and administrative expenses increased by approximately $159 thousand to $716 thousand in Q2 2020 reflecting higher legal expenses and related investments in corporate infrastructure. Research and development expenses were $644 thousand for Q2 2020, up from $438 thousand for the same period in 2019, reflecting increased investments in people and new product development.

Zoom reported a net loss of $1.5 million or $0.07 per share for the second quarter of 2020, compared to a net loss of $805 thousand or $0.04 per share for the same period in 2019. The decline in profitability in Q2 2020 was due to the 25% import tariffs imposed on products manufactured in China during the quarter and increased air freight costs incurred to meet high customer demand while the Company’s primary manufacturing partners recovered from COVID-19 related disruptions in the supply channel during the quarter.

Balance Sheet Highlights
As of June 30, 2020, Zoom had $8.4 million in cash, cash equivalents and restricted cash; $0 drawn on a $4 million line of credit;$0.3 million in short-term debt; $0.3 million in long-term debt; $7.6 million stockholders’ equity; working capital of $6.9 million; and a current ratio of 1.61.

Conference Call Details Date/Time:

Conference Call Details Wednesday, August 12, 2020 – 10:00 a.m. ET

Participant Dial-In Numbers:
(United States): (866) 393-7958
(International): (706) 643-5255

Please dial-in five minutes prior to the start time of the call and provide the operator with the conference ID of 1919679.

 A slide presentation will accompany management’s remarks and will be accessible five minutes prior to the start of the call via the following link: www.zoom.net/SQ220. A recording of the call will also be made available afterwards through the investor information section of the Company’s website

About Zoom Telephonics
Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP) is the creator of innovative Internet access products that dependably connect people to the information they need and the people they love. Founded in 1977 in Boston, MA, the company now delivers cable modems, routers, and other communications products under the globally recognized Motorola brand. For more information about Zoom and its products, please visit www.zoom.net and www.motorolanetwork.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Forward Looking Statements
This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential increase in tariffs on the Company's imports; potential difficulties and supply interruptions from moving the manufacturing of most of the Company’s products to Vietnam; potential changes in NAFTA; the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:
Jacquelyn Barry Hamilton, CFO Zoom Telephonics, Inc.
Phone: 617-753-0040
Email: jhamilton@zoom.net

ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three Months and Six Months Ended June 30, 2020 and 2019
     (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	6/30/20	6/30/19	6/30/20	6/30/19

Net sales	$10,273	$8,159	$22,228	$16,169
Cost of goods sold	8,149	5,391	17,009	10,983

Gross profit	2,124	2,768	5,219	5,186

Operating expenses:
Selling	2,284	2,554	4,638	5,001
General and administrative	716	556	1,544	1,124
Research and development	644	438	1,297	920
Total operating expenses	3,644	3,548	7,479	7,045

Operating loss	(1,520)	(780)	(2,260)	(1,859)

Other expense, net	(1)	(12)	(7)	(46)

Loss before income taxes	(1,521)	(792)	(2,267)	(1,905)

Income tax benefit	7	13	13	21

Net loss	$(1,528)	$(805)	$(2,280)	$(1,926)

Loss per share:
Basic & Diluted loss per share	$(0.07)	$(0.04)	$(0.10)	$(0.11)

Weighted average number of shares outstanding:

Basic & Diluted	22,275	19,067	21,776	17,623

ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited
(in thousands, except share data)

	3/30/20	12/31/19

ASSETS

Current assets:

Cash and cash equivalents	$7,552	$1,217
Restricted Cash	800	150
Accounts receivable, net	5,001	4,071
Inventories, net	4,622	7,440
Prepaid expenses and other	225	270

Total current assets	18,200	13,148

Property and equipment, net	308	303
Operating lease right-of-use assets	144	103
Other assets	628	349

Total assets	$19,280	$13,903

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$257	$––
Accounts payable	7,088	5,025
Current maturities of operating lease liabilities	97	103
Accrued other expenses	3,865	2,666

Total current liabilities	11,307	7,794

Long-term debt, less current maturities	326	––
Operating lease liabilities, less current maturities	48	––

Total liabilities	11,681	7,794

Stockholders’ equity:

Common stock and additional paid-in capital	50,476	46,706
Retained earnings (accumulated deficit)	(42,877)	(40,597)

Total stockholders’ equity	7,599	6,109

Total liabilities and stockholders’ equity	$19,280	$13,903